Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Shelly Oates, ext. 3202	April 9, 2012

UGI Appoints Monica M. Gaudiosi General Counsel and Secretary

VALLEY FORGE, Pa., April 9 — UGI Corporation (NYSE: UGI) today named Monica M. Gaudiosi Vice President, General Counsel and Secretary effective April 23, 2012. Gaudiosi succeeds Robert H. Knauss, 58, who is retiring from UGI after 27 years of service.

Ms. Gaudiosi, 49, most recently served as Senior Vice President and General Counsel of Southern Union Company. Prior to joining Southern Union in 2005, she held various positions with General Electric Capital Corporation in Danbury, Connecticut. She was in private practice in Atlanta, Georgia before joining GE. Gaudiosi holds both a Bachelor’s degree and a J.D. from the University of Pennsylvania.

Lon R. Greenberg, Chairman and Chief Executive Officer of UGI Corporation said “We are very pleased to welcome Monica to UGI as an integral member of our leadership team. Monica has an extensive background in leading the law function of a public company as well as valuable private practice experience. We look forward to Monica’s contributions in the future.”

Greenberg continued, “Bob’s contributions to our organization have been numerous and invaluable. Throughout his career, Bob has demonstrated a passion for achieving and for excellence. In addition, he has served as a role model for many at UGI and will leave a lasting legacy when he retires. We wish him a long, happy and healthy future retirement.”

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 28% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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